EXHIBIT VI

Andina II Holdco Corp. 250 West 57th Street Suite 2223 New York, New York 10107	Wayzata Opportunities Fund II, L.P. c/o Wayzata Investment Partners LLC 701 East Lake Street, Suite 300 Wayzata, MN 55391

Exchange Agent Agreement (this "Agreement")
As of March 15, 2018
Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, NY  10004
Attention: Mark Zimkind

 Gentlemen:
Andina II Holdco Corp., a Delaware corporation (the "Company"), hereby requests that you act as Exchange Agent with respect to the surrender of shares of common stock, $0.001 par value per share (the "Old Shares"), of Lazy Days' R.V. Center, Inc., a Delaware corporation ("Lazydays"), in exchange for the right to receive a portion of the Merger Consideration (which consists of cash and Holdco Shares), in connection with the transactions contemplated by that certain Agreement and Plan of Merger (the "Merger Agreement"), dated as of October 27, 2017, by and among Andina Acquisition Corp. II ("Andina"), the Company, Andina II Merger Sub Inc. ("Merger Sub"), Lazydays, and, solely for certain purposes set forth in the Merger Agreement, A. Lorne Weil, an individual.  The transactions contemplated by the Merger Agreement, which provides for a business combination transaction by means of (i) the merger of Andina with and into the Company, with the Company surviving such merger and becoming a new public company (the "Redomestication Merger") and (ii) the merger of Merger Sub with and into Lazydays, with Layzdays surviving such merger and becoming a direct wholly owned subsidiary of the Company (the "Transaction Merger" and together with the Redomestication Merger, the "Mergers"), are currently expected to become effective on the date hereof.  The time at which the Transaction Merger becomes effective is referred to in this Agreement as the "Effective Time" and the date on which the Effective Time shall occur is referred to in this Agreement as the "Effective Date".  Capitalized terms used herein which are not defined herein shall have the meanings set forth for such terms in the Merger Agreement.
The Company hereby appoints Continental Stock Transfer & Trust Company as Exchange Agent under this Agreement, and Continental Stock Transfer & Trust Company hereby agrees to serve as Exchange Agent under this Agreement, in accordance with the terms and conditions set forth herein.
Pursuant to the Merger Agreement, at the Effective Time, each of the Old Shares issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and the holders thereof (other than holders of (a) treasury shares and (b) Old Shares for which the holder thereof has demanded and perfected appraisal rights for such Shares in accordance with Section 262 of the Delaware General Corporation Law and who has not effectively withdrawn or lost such appraisal rights ("Dissenters' Shares" and, together with treasury shares, "Excluded Shares")) shall have the right to receive (i) the Per Share Closing Date Merger Consideration Cash for each such Old Share, (ii) the Per Share Closing Date Merger Consideration Shares for each such Old Shares and (iii) subject to and to the extent paid pursuant to the terms of the Merger Agreement and the Escrow Agreements, a Pro Rata Share of any Additional Merger Consideration.
The Company has furnished you with copies of the following documents:
(a)	a letter of the Company to holders of Old Shares regarding the Mergers;
(b)
the form of Letter of Transmittal for the surrender of Old Shares, which includes as an exhibit thereto a Certification of Taxpayer Identification Number on Substitute Form W-9 and Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding on Form W-8BEN;

(c)
a Registration Rights Agreement, dated as of March 15, 2018 (the "Registration Rights Agreement"), by and among the Company and the holders of "Registrable Securities" party thereto from time to time, together with a counterpart signature page to the Registration Rights Agreement; and

(d)
a copy of a letter dated March 15, 2018, from Maura Berney, the Chief Financial Officer and Secretary of Lazydays to American Stock Transfer & Trust Company, LLC, as stock transfer agent for Lazydays, confirming that the transfer books for Old Shares have been closed as of the Effective Time.

The Exchange Agent will mail or cause to be mailed each of the documents described in clauses (a), (b) and (c) above, together with a return envelope, to any holders of Old Shares who do not properly complete and duly execute and deliver to the Exchange Agent a Letter of Transmittal with respect to all of such holder's Old Shares on or prior to the date hereof.
The Company will furnish you with (i) electronic and hardcopy listings, in formats agreeable to you, of the names, addresses and share amounts of holders of Old Shares of record at the Effective Time (the "Global Record Stockholder List"), (ii) electronic and hardcopy listings, in formats agreeable to you, of the names, addresses and share amounts of holders of Old Shares of record at the Effective Time that are entitled to receive the Per Share Closing Date Merger Consideration Cash from the Exchange Agent in respect of such Old Shares (as updated from time to time pursuant to any Cash Record Stockholder List Update (as defined below) or otherwise pursuant to this Agreement, the "Cash Record Stockholder List") (it being understood and agreed that the Per Share Closing Date Merger Consideration Cash payable with respect to the Old Shares owned by a Specified Stockholder (as defined below) shall be paid by the Company directly to such Specified Stockholder on the Effective Date), (iii) electronic and hardcopy listings, in formats agreeable to you, of the names, addresses and share amounts of holders of Old Shares of record at the Effective Time that are entitled to receive the Per Share Closing Date Merger Consideration Shares from the Exchange Agent in respect of such Old Shares (as updated from time to time pursuant to any Share Record Stockholder List Update (as defined below) or otherwise pursuant to this Agreement, the "Share Record Stockholder List" and together with the Global Record Stockholder List and the Cash Record Stockholder List, each is a "Record Stockholder List"), (iv) the Per Share Closing Date Merger Consideration Cash to be paid to each holder of Old Shares (excluding the holders of any Excluded Shares), (v) the Per Share Closing Date Merger Consideration Shares to be issued to each holder of Old Shares (excluding the holders of any Excluded Shares), (vi) electronic and hardcopy listings, in formats agreeable to you, of the names, addresses and share amounts of holders of Dissenters' Shares (as updated from time to time pursuant to any Dissenters' List Update (as defined below) or otherwise pursuant to this Agreement, the "Dissenters' List"), (vii) with respect to the initial Cash Record Stockholder List, the portion of the Merger Fund that consists of cash to be paid by the Exchange Agent to each applicable Stockholder (excluding holders of Excluded Shares) on the Effective Date (such portion of the Merger Fund to be expressed in a dollar amount), and (viii) with respect to the initial Share Record Stockholder List, the portion of the Merger Fund that consists of Holdco Shares to be distributed by the Exchange Agent to each applicable Stockholder (excluding holders of Excluded Shares) on the Effective Date (such portion of the Merger Fund to be expressed in a number of Holdco Shares).  In addition, at any time that the Exchange Agent may receive Additional Merger Consideration from the Escrow Agent, the Company or the financial institution that maintains the Administrative Expense Account (as applicable), the Company, in consultation with Wayzata Opportunities Fund II, L.P. (the "Representative") as the agent, proxy, attorney-in-fact and representative for the Stockholders under the Merger Agreement and all of the other Transaction Documents, will promptly prepare and furnish you with updated versions of (a) the Cash Record Stockholder List, which shall also indicate any Additional Merger Consideration that consists of cash ("Cash Additional Merger Consideration") to which each Stockholder listed therein is entitled to receive (each such updated list, a "Cash Record Stockholder List Update"), (b) the Share Record Stockholder List, which shall also indicate any Additional Merger Consideration that consists of Holdco Shares ("Share Additional Merger Consideration") to which each Stockholder listed therein is entitled to receive (each such updated list, a "Share Record Stockholder List Update"), and (c) a Dissenters' List, which shall also indicate any Cash Additional Merger Consideration and/or Share Additional Merger Consideration to which each Stockholder listed therein is entitled (assuming that the Old Shares of each Stockholder listed on the Dissenters' List are not Dissenters' Shares) to receive (each such updated list, a "Dissenters' List Update" and together with a Cash Record Stockholder List Update and a Share Record Stockholder List Update, each is a "Stockholder List Update").  All such information disclosed on each Record Stockholder List and the Dissenters' List referred to in this paragraph shall be based on information set forth on the "List of Shareholders" maintained by American Stock Transfer & Trust Company, LLC, as stock transfer agent for Lazydays, as of the Effective Date.  A "Specified Stockholder" shall mean any Stockholder identified on the Global Record Stockholder List that provides to the Exchange Agent a properly completed and duly executed Letter of Transmittal on or prior to the Effective Date.
At any time and from time to time after each Record Stockholder List and the Dissenters' List are produced, the Company and the Representative may direct the Exchange Agent, in joint written instructions signed by the Company and the Representative, that (A) one or more Stockholders named on the Dissenters' List be transferred to the Cash Record Stockholder List and the Share Record Stockholder List and removed from the Dissenters' List, whereupon such Stockholder's Dissenters' Shares shall be treated as Old Shares entitled to the Per Share Closing Date Merger Consideration and a Pro Rata Share of any Additional Merger Consideration in accordance with the terms of this Agreement as if such Stockholder(s) had originally been reflected on the Cash Record Stockholder List and the Share Record Stockholder List, or (B) one or more Stockholders named on the Cash Record Stockholder List and the Share Record Stockholder List be transferred to the Dissenters' List, whereupon such Stockholder's Old Shares shall be treated as Dissenters' Shares hereunder not entitled to the Per Share Closing Date Merger Consideration and a Pro Rata Share of any Additional Merger Consideration in accordance with the terms of this Agreement as if such Stockholder(s) had originally been reflected on the Dissenters' List.  No amendments, supplements, modifications, alterations or other changes shall be made to any Record Stockholder List or the Dissenters' List without the prior written consent of the Representative, except pursuant to a Stockholder List Update with respect to which the Representative was consulted with respect thereto.
If a holder of Old Shares does not provide to you a properly completely and duly executed Letter of Transmittal for all of the Old Shares held by such holder as set forth in the Global Record Stockholder List, you will follow your procedures set forth in Section 5 for deficient items.
In your capacity as Exchange Agent, you may receive Letters of Transmittal in respect of Old Shares surrendered in exchange for a portion of the Merger Consideration.  Subject to the terms and conditions of this Agreement, you are authorized to accept such Old Shares and to exchange such Old Shares for the portion of the Merger Consideration applicable thereto in accordance with the terms hereof, the Letter of Transmittal and the Merger Agreement, and to act in accordance with the following instructions:
1. Payment and Distribution of the Merger Fund.
(a)    At the Effective Time, the Company shall cause delivery to the Exchange Agent of a sufficient amount of cash and Holdco Shares (collectively, the "Merger Fund") to pay and distribute (i) the Per Share Closing Date Merger Consideration Cash with respect to all Old Shares shown on the Cash Record Stockholder List and all Old Shares shown on the Dissenters' List (it being understood and agreed that the Per Share Closing Date Merger Consideration Cash payable with respect to the Old Shares owned by a Specified Stockholder shall be paid by the Company directly to such Specified Stockholder on the Effective Date), and (ii) the Per Share Closing Date Merger Consideration Shares with respect to all Old Shares shown on the Share Record Stockholder List and all Old Shares shown on the Dissenters' List.  Immediately upon receipt of the Merger Fund, the Exchange Agent will acknowledge to Holdco and the Representative, in writing, such receipt.
(b)   The Merger Fund and any Additional Merger Consideration received by the Exchange Agent shall be held in trust by the Exchange Agent for the benefit of the Stockholders for the purposes set forth in Section 1(a) and Section 2, as applicable, and the Merger Fund and any Additional Merger Consideration shall not be used for any other purposes.  The portion of the Merger Fund or Additional Merger Consideration, as applicable, that consists of cash shall be held by the Exchange Agent uninvested and in cash.
(c)    Upon receipt by the Exchange Agent of a Letter of Transmittal, duly executed and properly completed by a Stockholder (but not any holder of Excluded Shares), such Stockholder shall be entitled to receive, in exchange therefor, (i) payment of the Per Share Closing Date Merger Consideration Cash for each Old Share set forth on such Letter of Transmittal (not to exceed the number of Old Shares of such Stockholder set forth on the Cash Record Stockholder List) less any amounts that are required by applicable federal, state, local or foreign withholding Legal Requirements to be withheld from such payment and that are payable to taxing authorities pursuant to such withholding Legal Requirements (which withheld amounts shall be promptly remitted by the Exchange Agent to the applicable taxing authorities) (such payments, the "Initial Cash Payments"), and (ii) distribution of the Per Share Closing Date Merger Consideration Shares, by book-entry registration on the books of the Company's stock transfer agent (the "Stock Transfer Agent"), for each Old Share set forth on such Letter of Transmittal (not to exceed the number of Old Shares of such Stockholder set forth on the Share Record Stockholder List) (such distributions, the "Initial Holdco Share Distributions" and together with the Initial Cash Payments, the "Initial Payments and Distributions").
(d)    Upon receipt of (i) each Record Stockholder List, (ii) the Dissenters' List, (iii) the Merger Fund and (iv) a properly completed and duly executed Letter of Transmittal from a Stockholder identified on the Global Record Stockholder List (and not on the Dissenters' List), the Exchange Agent will, within three (3) Business Days of the receipt of the items described in clauses (i), (ii), (iii) and (iv) above, (A) with respect to any Stockholder that is on the Cash Record Stockholder List, either (x) issue to such Stockholder a check for the Initial Cash Payment to which such Stockholder is entitled and mail the same to such Stockholder at the address provided in the Letter of Transmittal executed and delivered by such Stockholder, by first class mail, or (y) pay the Initial Cash Payment to which such Stockholder is entitled by wire transfer of immediately available funds in accordance with the wire transfer instructions provided in the Letter of Transmittal executed and delivered by such Stockholder; and (B) with respect to any Stockholder that is on the Share Record Stockholder List, issue to such Stockholder the Initial Holdco Share Distribution to which such Stockholder is entitled, by book-entry registration on the books of the Stock Transfer Agent and mail such Stockholder evidence of such book-entry registration at the address provided in the Letter of Transmittal executed and delivered by such Stockholder, by first class mail; provided, however, that the Exchange Agent shall make the Initial Holdco Share Distributions to which a Specified Stockholder is entitled to such Specified Stockholder on the Effective Date in the manner set forth in this Section 3(d).
2. Payment and Distribution of Additional Merger Consideration.
(a)   From time to time after the Effective Date, the Exchange Agent may receive Additional Merger Consideration from the Escrow Agent, the Company or the Representative (as applicable).
(b)   Within five (5) Business Days after its receipt of any (i) Cash Additional Merger Consideration and any Cash Record Stockholder List Update in respect thereof, the Exchange Agent shall distribute such Cash Additional Merger Consideration among all of the Stockholders shown on the Cash Record Stockholder List (as updated pursuant to such Cash Record Stockholder List Update) in accordance with such Cash Record Stockholder List (less any amounts that are required by applicable federal, state, local or foreign withholding Legal Requirements to be withheld from such payment and that are payable to taxing authorities pursuant to such withholding Legal Requirements (which withheld amounts shall be promptly remitted by the Exchange Agent to the applicable taxing authorities)) (such payments, the "Additional Cash Payments" and, together with the Initial Cash Payments, the "Cash Payments") (it being understood and agreed that the portion of any Cash Additional Merger Consideration payable with respect to the Old Shares owned by a Specified Stockholder shall be paid by the Company, the financial institution that maintains the Administrative Expense Account or the Escrow Agent, as applicable, directly to such Specified Stockholder in accordance with the terms of the Merger Agreement and/or the applicable Escrow Agreement, as applicable), and (ii) Share Additional Merger Consideration and any Share Record Stockholder List Update in respect thereof, the Exchange Agent shall distribute such Share Additional Merger Consideration among all of the Stockholders shown on the Share Record Stockholder List (as updated pursuant to such Share Record Stockholder List Update) in accordance with such Share Record Stockholder List (such distributions, the "Additional Holdco Shares Distributions" and together with the Initial Holdco Share Distributions, the "Holdco Shares Distributions".  The Cash Payments and the Holdco Shares Distributions are referred to collectively as the "Payments and Distributions".
(c)    The Exchange Agent shall make any Additional Cash Payments to the applicable Stockholders either by (i) issuing to such Stockholder a check for the Additional Cash Payment to which such Stockholder is entitled and mail the same to such Stockholder at the address provided in the Letter of Transmittal executed and delivered by such Stockholder, by first class mail, or (ii) paying the Additional Cash Payment to which such Stockholder is entitled by wire transfer of immediately available funds in accordance with the wire transfer instructions provided in the Letter of Transmittal executed and delivered by such Stockholder.  The Exchange Agent shall make any Additional Holdco Share Distributions to the applicable Stockholders by book-entry registration on the books of the Stock Transfer Agent and mail to such Stockholder evidence of such book-entry registration at the address provided in the Letter of Transmittal executed and delivered by such Stockholder, by first class mail.
3. Dissenters' Shares.  From time to time after the Effective Time, the Representative and the Company may direct the Exchange Agent, in joint written instructions signed by the Company and the Representative, to pay and distribute, from the Merger Fund (including, for this purpose, any Additional Merger Consideration received by the Exchange Agent), to any holder of Dissenters' Shares named on the Dissenters' List (subject to the Exchange Agent's prior receipt of a Letter of Transmittal duly executed and completed by such holder), an amount per Old Share to be specified by the Representative and the Company in such joint written instructions for each Old Share held by such holder.  The Exchange Agent shall make any such payment and distribution so requested as promptly as practicable (subject to Section 4(b) of this Agreement).
4. Procedures for Discrepancies.
(a)    You will follow your regular procedures to attempt to reconcile any discrepancies between the number of Old Shares that any Letter of Transmittal may indicate are owned by a surrendering stockholder and the number that any Record Stockholder List indicates such stockholder owned of record as of the Effective Time.  In any instance where you cannot reconcile such discrepancies by following such procedures, you will consult with the designated Persons from Company for instructions as to the number of Old Shares, if any, you are authorized not to accept for exchange.
(b)    If an exchange of Old Shares is required to be made by you to a Person other than the registered holder of such Old Shares as set forth in the Global Record Stockholder List, you will not issue any Holdco Shares until the Person requesting such exchange has paid any transfer or other taxes or governmental charges required by reason of the issuance of Holdco Shares in a name other than that of the registered holder of Old Shares surrendered, or has established to your satisfaction that any such tax or charge either has been paid or is not payable.
5. Procedure for Deficient Items.  You will examine the Letter of Transmittal and any other documents received by you as Exchange Agent to ascertain whether they have been properly completed and duly executed in accordance with the instructions set forth in the Letter of Transmittal.  In the event you determine that any Letter of Transmittal does not appear to you to have been properly completed or duly executed, or any other deficiency in connection with the delivery of a Letter of Transmittal appears to you to exist, you will take, where possible, any reasonably necessary or advisable actions to attempt to cause such issue to be corrected, including, informing the presenter of the need for fulfillment of all requirements.  You are not authorized to waive any deficiency in connection with the completion, execution or delivery of a Letter of Transmittal, unless designated Persons from the Company provide you with written authorization to waive the deficiency.  If any such deficiency is neither corrected nor waived, you will return to the delivering stockholder (at your option by either first class mail under a blanket surety bond or insurance protecting you and the Company from losses or liabilities arising out of the non-receipt or non-delivery of the Letter of Transmittal or by registered mail insured separately for the value of the Old Shares covered by the Letter of Transmittal) at such stockholder's address as set forth in the Letter of Transmittal the original Letter of Transmittal and any other documents received with respect to such Old Shares.
6. Date/Time Stamp.  Each document received by you relating to your duties hereunder shall be dated and time stamped when received.
7. Specimen Signatures.  Set forth in Exhibit A hereto is a list of the names and specimen signatures of the Persons authorized to act for the Company under this Agreement.  The Secretary of the Company shall from time to time, certify to you the names and signatures of any other Persons authorized to act for the Company under this Agreement.
8. Reserve of Shares.  At or prior to the Effective Time, and for so long as this Agreement shall be in effect, the Company will reserve for distribution a sufficient number of Holdco Shares for exchange for Old Shares outstanding at the Effective Time, in accordance with the terms of the Merger Agreement.  Subject to the terms and conditions of this Agreement, you will distribute the appropriate number of Holdco Shares as required from time to time in order to make the exchange.
9. [Intentionally Deleted.]
10. Report of Exchange Activity.  You will forward to the Company and the Representative a weekly report of the number of Old Shares surrendered during the prior week and the amount of Payments and Distributions made during such week.  If so instructed by the Company or the Representative, you will prepare and forward such a report to such instructing party on a less frequent basis.
11. No Issuance of Fractional Shares.  No fractional Holdco Shares will be distributed in exchange for Old Shares.  Any holder of Old Shares who would otherwise be entitled to a fraction of a Holdco Share at any time Holdco Shares are distributed to such holder pursuant to this Agreement shall receive, in lieu of such fractional share, one (1) Holdco Share.
12. Dividends and Distributions on Unexchanged Old Shares.  No dividends or other distributions that are declared after the Effective Time on Holdco Shares and payable to the holders of record thereof after the Effective Time will be paid to Persons entitled by reason of the Mergers to receive Holdco Shares until such Persons properly complete and duly execute and deliver to the Exchange Agent a Letter of Transmittal with respect to their Old Shares.  Upon your receipt of a properly completed and duly executed and delivered Letter of Transmittal, you will pay to the Person in whose name Holdco Shares are issued any dividends or other distributions having a record date after the Effective Time.  In no event shall any interest on such dividends or other distributions be payable by you.
13. Cancellation of Old Shares.  As of the Effective Time, you will become the sole recordkeeping agent for Old Shares, in accordance with your standard practices.  Upon the exchange of Old Shares, such Old Shares will be cancelled by you and posted to the records you maintain.
14. Follow-up Letter.  No later than 90 days after the Effective Date, you will mail or caused to be mailed a follow-up letter to all stockholders who did not properly complete and duly execute and deliver to the Exchange Agent a Letter of Transmittal.  The follow-up letter will be mailed with a Letter of Transmittal, a return envelope and IRS Forms W-9 and W-8BEN.
15. Tax Reporting.
(a)   On or before January 31st of the year following the year of the payment, you will prepare and mail to each holder, other than holders who demonstrate their status as nonresident aliens in accordance with United States Treasury Regulations ("Foreign Stockholders"), a Form 1099-B reporting any cash payments, in accordance with United States Treasury Regulations.  You will also prepare and file copies of such Forms 1099-B by magnetic tape with the Internal Revenue Service, on or before February 28th of the year following the year of the payment and in accordance with United States Treasury Regulations.
(b)   If you have not received notice from the surrendering holder of that holder's certified Taxpayer Identification Number, you shall deduct and withhold backup withholding tax from any cash payment made pursuant to Internal Revenue Code regulations.
(c)   Should any issue arise regarding federal income tax reporting or withholding, you will take such action as the Company instructs you in writing.
16. Lock-Up. Certain Lazydays stockholders receiving Holdco Shares issued in exchange for Old Shares shall be required to enter into a lock-up agreement relating to the restriction of transfer of Holdco Shares as a condition to the closing of the Mergers.  The list of Lazydays stockholders who shall enter into lock-up agreements is set forth on Exhibit B hereto.
17. Termination. This Agreement shall remain in effect until the date that all of the Merger Fund and Additional Merger Consideration shall have been distributed by the Exchange Agent (such date, the "Termination Date") or, prior to the Termination Date, until termination by either the Company and the Representative (acting by joint written instructions signed by the Company and the Representative), on the one hand, or the Exchange Agent, on the other hand, by giving thirty (30) days' advance written notice of termination to the other party(ies).  Upon termination of this Agreement, the Exchange Agent shall return the remaining Merger Fund (including, for this purpose, any Additional Merger Consideration received by the Exchange Agent) and accrued interest thereon to the Company.
18. Authorizations and Protection.  As Exchange Agent for the Company hereunder you:
(a)   shall have no duties or obligations other than those specifically set forth herein or in the Letter of Transmittal or as may be subsequently agreed to in writing by you, the Company and the Representative and shall perform such duties and obligations in good faith;
(b)   shall not be required to, and you shall not, make any representations as to the legality, validity, sufficiency, value or genuineness of the Mergers;
(c)   shall not be obligated to take any legal action hereunder which might in your sole judgment require you to risk your own funds or incur any liability, unless you shall have been furnished with indemnity reasonably satisfactory to you;
(d)   may rely on and shall be protected in acting in reliance upon any certificate, instrument, opinion, notice, letter, facsimile or electronic mail transmission or other document or security delivered to you and believed by you to be genuine and to have been signed by the proper party or parties;
(e)   may rely on and shall be protected in acting in reliance upon the written instructions of the Company and the Representative with respect to any matter relating to your actions as Exchange Agent hereunder;
(f)    may consult counsel satisfactory to you (including your in-house counsel) and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by you hereunder in good faith and in accordance with such advice or opinion of such counsel;
(g)   shall have no obligation to make any Cash Payment and/or Holdco Shares Distribution as the Exchange Agent unless the Company shall have provided the necessary immediately available funds and Holdco Shares to pay and distribute in full the amounts due and payable with respect thereto;
(h)   shall not be liable or responsible for any failure of the Company to comply with any of its obligations relating to the Mergers, including, without limitation, obligations under applicable securities laws;
(i)    may perform any of your duties hereunder either directly or through agents or attorneys; and
(j)     shall not be liable for any error in judgment made in good faith by any officer, director, employee, agent or attorney in the course of performance under this Agreement, unless it shall be proven that such officer, director, employee, agent or attorney was negligent or acted with willful misconduct.
19. Indemnification.  The Company hereby covenants and agrees to indemnify and to hold harmless you and your officers, directors, employees and agents from and against any and all losses, claims, damages and liabilities to which any such person may become subject arising out of or in connection with this Agreement or the performance of your duties hereunder or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any of such indemnified parties is a party thereto, and to reimburse each of such indemnified parties upon written demand for any reasonable and documented legal or other out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any indemnified party, apply to losses, claims, damages, liabilities or related expenses to the extent arising from the bad faith, willful misconduct, fraud or gross negligence of such indemnified party.  In the event of the assertion against any indemnified party of any such claim or the commencement of any such action or proceeding you shall, promptly after receiving notice of any assertion or the commencement of any such action or proceeding, notify the Company by letter (or facsimile or electronic mail transmission confirmed by letter) of the fact of such assertion and/or commencement and failure to so notify shall not relieve the Company of any liability for indemnification with respect to such assertion or claim except to the extent the Company is prejudiced by such failure. In the event of such assertion or commencement, the Company shall be entitled to participate in such action or proceeding and in the investigation of such claim and, after written notice from the Company to you, to assume the investigation or defense of such claim, action or proceeding with counsel of the Company's choice at the sole expense of the Company.  Notwithstanding any election by the Company to assume the defense or investigation of such claim, action or proceeding, you shall have the right to employ separate counsel at the Company's expense, if in the opinion of counsel to you, use of counsel of the Company's choice could reasonably be expected to give rise to a conflict of interest.  Anything herein to the contrary notwithstanding, it is expressly understood and agreed that the Representative shall not be liable or otherwise responsible for (and the Exchange Agent hereby irrevocably waives and releases the Representative for any liability or responsibility for) any of the indemnification, reimbursement or other obligations under this Section 19.
20. Fees.  The Company shall pay to you compensation in accordance with the fee schedule attached as Exhibit C hereto, together with reimbursement for reasonable and documented out-of-pocket expenses, including reasonable fees and disbursements of counsel, regardless of whether any Old Shares are surrendered to you, for your services as Exchange Agent hereunder.  Anything herein to the contrary notwithstanding, it is expressly understood and agreed that the Representative shall not be liable or otherwise responsible for (and the Exchange Agent hereby irrevocably waives and releases the Representative for any liability or responsibility for) any of the payment, reimbursement or other obligations under this Section 20.
21. Representations, Warranties and Covenants.  The Company represents, warrants and covenants that (a) it is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, (b) the making and consummation of the Merger Agreement and the execution, delivery and performance of all transactions contemplated thereby (including, without limitation, this Agreement) have been duly authorized by all necessary corporate action and will not result in a breach of or constitute a default under the certificate of incorporation or bylaws of the Company or any indenture, agreement or instrument to which it is a party or is bound, (c) this Agreement is a legal, valid, binding and enforceable obligation of the Company, (d) the Mergers will comply in all material respects with all applicable requirements of law, and (e) to the best of its knowledge, there is no material litigation pending or threatened as of the date hereof in connection with the Mergers.
22. Notices.  All notices, requests and other communications shall be in writing and sent or delivered to the addresses indicated on the signature page hereof.
23. Miscellaneous.
(a)    This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflict of laws, rules or principles thereof.
(b)    No provision of this Agreement may be amended, modified or waived, except in a written document signed by the parties hereto.
(c)    In the event that any claim of inconsistency between this Agreement and the terms of the Merger Agreement arises, the terms of the Merger Agreement shall control, except with respect to your duties, liabilities and rights, including compensation and indemnification of you as Exchange Agent, which shall be controlled by the terms of this Agreement.
(d)    If any provision of this Agreement shall be held illegal, invalid, or unenforceable by any court, this Agreement shall be construed and enforced as if such provision had not been contained herein and shall be deemed binding and enforceable to the full extent permitted by applicable law.
(e)   This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the respective successors and permitted assigns of the parties hereto.
(f)    This Agreement may not be assigned by either party without prior written consent of the parties hereto.
(g)   You shall not be liable for any failure or delay arising out of conditions beyond your reasonable control including, but not limited to, work stoppages, fires, civil disobedience, riots, rebellions, storms, electrical, mechanical, computer or communications facilities failures, acts of God or similar occurrences.
24. Counterparts.  This Agreement may be executed in separate counterparts, each of which when executed and delivered shall be an original, but all of which shall together constitute but one and the same instrument.  Delivery of an executed counterpart hereof by facsimile or electronic mail transmission shall be as effective as delivery of an original.
[Remainder of Page Intentionally Left Blank]

Please acknowledge receipt of this Agreement hereto and confirm the arrangements herein provided by signing and returning the enclosed copy to the Company, whereupon this Agreement and the terms and conditions herein provided shall constitute a binding Agreement among us.
Very truly yours,

ANDINA II HOLDCO CORP.

By:	/s/ Eric Carrera
Name: Eric Carrera
Title: Senior Vice President
Address for notices: 250 West 57th Street Suite 2223 New York, New York 10107 Email: Telephone: (646) 565-3861

WAYZATA OPPORTUNITIES FUND II, L.P. By: WOF II GP, L.P., its General Partner By: WOF II GP, LLC, its General Partner

By:	/s/ Mary I. Burns
Name: Mary I. Burns
Title: Authorized Signatory
Address for notices: c/o Wayzata Investment Partners LLC 701 East Lake Street, Suite 300 Wayzata, MN 55391 Email: operations@wayzpartners.com Telephone: 952-345-0700

Accepted and agreed to as
of the date first above written:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY,
 as Exchange Agent

By:	/s/ Mark Zimkind
Name: Mark Zimkind
Title: Senior Vice President
Address for notices: 1 State Street, 30th Floor New York, NY 10004 Telephone: (212) 845-3287